Exhibit 99.1

For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2009 SECOND QUARTER RESUL TS

•	Net income for the second quarter of 2009 of $4.0 million, or $.55 per diluted share, up 22% from $3.3 million, or $.45 per diluted share, for the first quarter of 2009.
•	Book value per share increases to $17.66 at June 30, 2009 from $14.06 at December 31, 2008.
•	Community bank deposits increased 53%, or $101 million, since year end 2008.
•	Community bank held for investment nonperforming loans increased $5.4 million to $24.6 million or 2.26% of the community bank held for investment loan portfolio.
•
Community bank held for investment allowance for credit losses increased $5.4 million to $24.6 million; $6.3 million provision expense increased allowance as a percentage of the entire held for investment portfolio to 2.02%.

•	Net interest margin contracted to 3.32% for the second quarter of 2009 due to higher levels of liquidity maintained on the balance sheet.
•	Yield on community bank loans increased to 5.42% for the second quarter as compared to 5.29% for the first quarter as continuing implementation of floor rates takes hold.
•	United Western Bank remains well capitalized, core capital of 7.21%, total risk based capital of 10.17%.
•	Company completed sale of UW Trust Company (formerly Sterling Trust Company) assets and realized a gain of $36.1 million net of tax.
•	Company incurred a loss of $29.2 million, net of tax, with sale of all mortgage-backed securities collateralized by option arm adjustable rate mortgage loans.
•	FDIC insurance costs inclusive of special assessment were $1.9 million in the second quarter compared to $688,000 for the first quarter.

Denver – August 6, 2009. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank®, (the “Bank”) is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, announced results for its 2009 second quarter.

Net income for the quarter was $4.0 million, or $.55 per diluted share, compared with $3.3 million, or $.45 per diluted share, for the first quarter of 2009. Net income for the quarter ended June 30, 2008 was $3.1 million, or $.42 per diluted share.

On June 27, 2009, the Company completed the sale of certain of the assets of its wholly owned subsidiary UW Trust Company (formerly Sterling Trust Company). The operations related to the portion of the UW Trust Company assets sold and the gain on sale of UW Trust assets is presented as discontinued operations and the results for all periods have been retrospectively presented.

For the second quarter of 2009, the Company incurred a loss from continuing operations of $33.7 million, or $4.71 per share.  Of this loss, $29.2 million net of tax, or $4.06 per share, was a result of the sale of all mortgage-backed securities collateralized by option arm adjustable rate mortgage loans, as previously announced on July 1, 2009. The loss from the sale of the mortgage-backed securities reduced book value per share by $1.37, as $2.67 per share had been previously recognized in book value as an other comprehensive loss.  Other non-recurring items contributed to the loss from continuing operations, including an after tax loss of $1.1 million realized on the disposition of legacy assets from our former school services subsidiary, and an after tax loss of $417,000 incurred with respect to a mezzanine financing facility at a subsidiary.  The Company reported income from continuing operations for the first quarter of 2009 of $3.5 million, or $.48 per diluted share, and income from continuing operations for the second quarter of 2008 of $3.0 million, or $.41 per diluted share. See the Appendix to this earnings release for a reconciliation of our earnings net of these items.

Scot T. Wetzel, President and Chief Executive Officer said: “During the second quarter, we continued to address the challenges in the current economic environment, by continuing the implementation of our balance sheet strategy to position the Company for the future.  We sold our highest risk mortgage-backed securities, added to our reserves and increased liquidity.  Our community bank deposits increased $101 million, or 53%, during the first half of the year, as consumers and businesses seek a solid community banking franchise for their funds.  We were cautious in the utilization of this liquidity, which impacted our net interest margin. We continue to focus on working diligently and strategically for our customers and shareholders.”

William D. Snider, Chief Financial Officer, said: “The sale of certain assets of UW Trust, and the resultant gain, allowed us to execute several measures to reduce risk at the Company.  Financial priorities were to strengthen the balance sheet and plan for the future, not near term earnings.  The balance sheet strengthening actions included increasing capital, increasing liquidity, and reducing risk through increased reserves and selling high risk securities.  We extended agreements with our most significant institutional depositors, increased the Company’s leverage ratio by 66 basis points, to 5.35% thereby decreasing our total leverage, reduced exposure to land loans, and built the allowance to over 2% of total loans. Nonperforming community bank loans held for investment were $24.6 million at June 30, 2009, representing 2.26% of the community bank held for investment loan portfolio.  At March 31, 2009, nonperforming community bank loans held for investment were $19.2 million.  Net charge offs for the second quarter of 2009 were $842,000.  Net interest margin declined 16 basis points to 3.32% for the second quarter of 2009 compared to 3.48% for the first quarter of 2009. This was principally due to a decline in the yield on interest earning assets caused by higher levels of liquidity that we maintained on our balance sheet.”

Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(Dollars in thousands)
Interest and dividend income	$25,975	$26,124	$27,494
Interest expense	7,595	7,449	7,608
Net interest income before provision for credit losses	$18,380	$18,675	$19,886

Yield on assets	4.69%	4.86%	5.40%
Cost of liabilities	1.50%	1.56%	1.71%
Net interest spread	3.19%	3.30%	3.69%
Net interest margin	3.32%	3.48%	3.92%

•
Average community bank loans increased $32.6 million in the second quarter of 2009 to $1.132 billion as compared to $1.099 billion for the first quarter of 2009.  The yield on community bank loans improved to 5.42% in the second quarter as compared to 5.29% in the first quarter based on the floor rate of interest included in many of our lending relationships. The yield on community bank loans in the year ago quarter was 6.35%, when the average prime rate of interest was 175 basis points higher than for the first half of 2009.

•
Average wholesale assets declined $81.5 million in the second quarter of 2009 to $915.2 million as compared to $996.7 million for the first quarter of 2009.  The yield on wholesale assets declined eight basis points to 4.60% as compared to 4.68%.  The principal cause of the decline in the yield was due to whole residential loans that are repricing to current rates. In the year ago period, average wholesale assets were $1.1 billion and yielded 4.79%.

•
Average other interest earning assets increased $102.1 million based on strong deposit growth and our decision to maintain additional liquidity on our balance sheet in the current environment. The average balance of other interest earning assets was $172.7 million for the second quarter, compared to $70.5 million for the first quarter.  The yield was 36 basis points for the second quarter compared to 65 basis points in the first quarter.

•
The Company’s cost of interest-bearing liabilities declined six basis points to 1.50% for the second quarter, compared with 1.56% for the first quarter.  This decrease can be primarily attributed to the decline in rates paid on money market accounts. The average balance of interest bearing liabilities increased $96.7 million, which caused interest expense to increase over the first quarter level.  In the year ago period the cost of liabilities was 1.71%.

•
We expect net interest margin to improve from continued disciplined loan pricing and maturities of higher-costing wholesale funding.  The excess liquidity on our balance sheet is expected to offset those benefits in the near term.

Provision for Credit Losses

See discussion of Reclassification of Financial Statement Presentation below.

	Quarter Ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(Dollars in thousands)
Net interest income before provision for credit losses	$18,380	$18,675	$19,886
Provision for credit losses	6,278	4,181	2,132
Net interest income after provision for credit losses	$12,102	$14,494	$17,754

•	In the second quarter of 2009, provision for credit losses was $6.3 million, compared with $4.2 million for the first quarter of 2009 and $2.1 million for the second quarter of 2008.
•
Net charge-offs of community bank loans held for investment for the quarter ended June 30, 2009 were $842,000, compared to $280,000 for the first quarter of 2009, and $63,000 for the second quarter of 2008.

•	Overall at June 30, 2009, our allowance for credit losses as a percent of loans held for investment increased to 2.02%, as compared to 1.64% at March 31, 2009 and 1.08% at June 30, 2008.
•	The allowance for loan losses attributed to community bank loans as a percent of community bank loans for the periods shown above was 2.26%, 1.86%, and 1.30%, respectively.
•
During the second quarter of 2009, based on our review of the community bank loan portfolio, we considered it prudent to build our reserves and we thus increased the loss factors we apply to construction and development loans resulting in incremental $1.1 million of provision expense.  We identified specific impairments on certain loans, which resulted in $1.5 million of provision expense and increased the loss factors we apply to residential wholesale loans, which resulted in approximately $208,000 of additional provision expense.  The balance of the provision for credit losses for the second quarter of 2009 of approximately $3.5 million was incurred to reflect current economic conditions principally associated with construction and commercial real estate credits and declining collateral values.

Noninterest Income

	Quarter Ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(Dollars in thousands)
Custodial, administative and escrow services	$171	$116	$249
Loan administration	1,038	1,157	1,202
Gain on sale of loans held for sale	331	48	142
Gain on sale of investment in Matrix Financial Solutions, Inc.	-	3,567	-
Loss on sale of available for sale securities	(46,980)	-	-
Total other-than-temporary impairment ("OTTI") losses	(892)	-	-
Portion of OTTI losses recognized in other comprehensive income before taxes	289	-	-
Net OTTI losses recognized in earnings	(603)	-	-
Other	642	811	629
Total noninterest (loss) income	$(45,401)	$5,699	$2,222

•
During the second quarter of 2009 the Bank sold 100% of our mortgage-backed securities collateralized by option adjustable rate residential loans with an unpaid principal balance of $47.3 million.  Each of the five securities sold was rated AA by nationally recognized rating agencies at acquisition.  However, in the period from April 2008 through June 2009, the securities were progressively downgraded until they were graded significantly below investment grade.  As a result of the downgrades of the securities, and because the securities were lower tranche securities in relation to other securities issued in the same security structure, the Bank was required to assign large amounts of capital for the purposes of determining the Bank’s regulatory risk-based capital ratio.  Consequently, the Bank elected to sell the securities, which provided regulatory capital relief to the Bank in spite of the loss incurred.

•
The Company incurred OTTI charges on two of its non-agency mortgage-backed securities in the second quarter of 2009.  The securities subject to OTTI were the same securities for which OTTI was incurred in the third quarter of 2008.

•	Custodial, administrative and escrow services reflects the UW Trust asset sale and retrospective presentation of the portion sold as discontinued operations.
•
Gain on sale of SBA originated loans improved in the second quarter and there is evidence of a recovery of this market activity.  We believe it is possible that this business sector will allow for increased levels of sales in future quarters.

Noninterest Expense

	Quarter Ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(Dollars in thousands)
Compensation and employee benefits	$6,554	$6,255	$6,127
Subaccounting fees	3,983	3,440	4,485
Lower of cost or fair value adjustment on loans held for sale	252	(577)	154
Occupancy and equipment	823	792	559
Other	8,187	5,245	4,375
Total noninterest expense	$19,799	$15,155	$15,700

•
Compensation and employee benefits increased $294,000 to $6.6 million in the second quarter compared with $6.3 million for the first quarter.  The increase was due to changes in incentive and bonus compensation between the periods. The increase for the quarter ended June 30, 2009 compared to June 30, 2008 was principally due to amounts deferred as part of loan origination costs, which declined between the periods due to lower loan volumes and higher insurance expense.

•
The fair value adjustment on loans held for sale increased $829,000 between the second quarter of 2009 and the first quarter of 2009.  During the first quarter, rates had contracted, which favorably impacted valuations and fair value adjustment.  During the second quarter, an increase in delinquencies required an addition to the valuation account.

•
The Company renegotiated and extended the term of certain subaccounting arrangements which resulted in a cost increase of $543,000 between the second quarter of 2009 and first quarter of 2009.  Between the second quarter of 2009 and the second quarter of 2008 the fee decreased due to overall lower market rates.

•
Other expense increased $2.9 million between the second quarter of 2009 and the first quarter of 2009.  The increase was principally the result of the $1.2 million increase in FDIC insurance costs as a result of a special assessment, a $1.8 million loss on the disposition of legacy assets owned by a non-core subsidiary, and a $672,000 loss at the UWBK Colorado Fund, incurred on a loan that paid off in full at United Western Bank.

Income Taxes.  For the quarter ended June 30, 2009, the Company’s effective tax rate was 25.5%.  The Company’s tax rate was 30.6% for the first quarter of 2009 and 30.1% for the second quarter of 2008.  The Company’s tax rate for the second quarter and the remainder of the year will be impacted by the proportion of income related to the UW Trust asset sale. For all periods the tax rate was impacted by the level of pre-tax income and the utilization of New Markets Tax Credits.

Balance Sheet. The Company’s assets were $2.42 billion at June 30, 2009, compared with $2.26 billion at December 31, 2008 and $2.17 billion at June 30, 2008. Assets grew $163 million in the first half of 2009 due to $147 million of deposit growth, including escrow balances, and our decision to maintain increased liquidity on our balance sheet.

Loan Portfolio

The table below includes loans held for investment:

	June 30, 2009	December 31, 2008	June 30, 2008
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$453,283	$434,399	$362,678
Construction	306,732	277,614	215,479
Land	101,676	123,395	114,723
Commercial	161,308	134,435	120,757
Multifamily	25,223	20,381	18,703
Consumer	43,150	49,440	23,039
Premium, net	192	216	230
Unearned fees	(5,333)	(3,565)	(3,092)
Total community bank loans	1,086,231	1,036,315	852,517

Wholesale loans:
Residential	101,824	125,630	137,527
SBA purchased loans - guaranteed	71,149	80,110	90,481
Premium on SBA purchased, guaranteed portions	6,348	7,084	8,074
Premium, net	324	345	55
Total wholesale loans	179,645	213,169	236,137
Total loans	$1,265,876	$1,249,484	$1,088,654

•
At June 30, 2009, community bank loans held for investment increased $50 million from December 31, 2008. Included in the increase in total and the increase in commercial loans is the $44 million note receivable received in connection with the UW Trust asset sale.  Absent the UW Trust asset sale note, community bank loans increased a modest $6 million in the first half of 2009, which is consistent with our balance sheet management plan implemented in 2008.

•
We are reducing our exposure to construction and land (“C&D”) loans.  As a percentage of the held for investment loan portfolio, C&D loans increased to 32.3% at June 30, 2009 compared to 32.1% at December 31, 2008; however, as shown, land loans declined $21.7 million in that period.  We have established a goal to reduce C&D loans to 25% of our held for investment loan portfolio.  Commitments to fund C&D loans declined to $80.6 million at June 30, 2009 compared to $151.2 million at December 31, 2008.

•	In the first half of 2009, wholesale loans declined $33.5 million as a result of repayments.

Asset Quality

The following table sets forth our nonperforming held for investment assets as of the dates indicated:

	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
	(Dollars in thousands)
Residential	$3,867	$3,804	$3,238	$1,490
SBA purchased loans - guaranteed	-	791	791	1,236
Total wholesale	3,867	4,595	4,029	2,726

Commercial real estate	9,164	5,547	1,311	892
Construction and development	14,258	12,207	2,900	2,900
Commercial and industrial	1,036	1,151	283	144
SBA originated, guaranteed portions	101	299	124	132
Total community bank	24,559	19,204	4,618	4,068
Total nonperforming loans held for investment	28,426	23,799	8,647	6,794
REO	3,920	3,752	4,417	2,579
Total nonperforming assets	$32,346	$27,551	$13,064	$9,373

Nonperforming residential to residential	3.80%	3.23%	2.58%	1.08%
Nonperforming community bank to community bank loans	2.26%	1.86%	0.45%	0.48%
Total nonperforming HFI loans to total HFI loans	2.25%	1.94%	0.69%	0.62%
Total nonperforming assets to total assets	1.34%	1.21%	0.58%	0.43%

•
Nonperforming assets have increased as shown in the table above.  We are managing these problem loans, by conducting regular reviews of loans, obtaining current independent appraisals, and taking other appropriate actions to work with our customers to a satisfactory resolution.

•	Residential nonperforming loans increased modestly by $63,000, and represent 3.80% of the residential loans held for investment portfolio.

The table below shows the nonperforming loans that are held for sale which are subject to the fair value adjustment for loans held for sale:

	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
	(Dollars in thousands)
Residential	$8,849	$7,870	$6,493	$6,211
Total wholesale	8,849	7,870	6,493	6,211

Multifamily	1,511	6,759	6,759	-
Total community bank	1,511	6,759	6,759	-
Total nonperforming loans held for sale	$10,360	$14,629	$13,252	$6,211

•
Nonperforming residential loans increased $979,000 in the second quarter.  This increase is generally consistent with delinquency trends in the national marketplace. There were no residential charge-offs from the held for sale portfolio.

•
Multifamily nonperforming loans held for sale declined by $5.2 million as the Bank accepted short payoffs for both loans that comprised the balance at December 2008.  Net charge-offs for the second quarter of 2009 were $1.1 million and related to these two multifamily loan short payoffs.

Investment Securities

•
At June 30, 2009, the Company’s held to maturity mortgage-backed investment security portfolio had an amortized cost of $394 million. The Company’s available for sale mortgage-backed investment security portfolio had a fair value of $38 million, or approximately $2.6 million below cost.

•
The Company adopted FAS 115-2 during the quarter ended June 30, 2009, which resulted in other-than-temporary (“OTTI”) on two private label mortgage-backed securities.  The two securities for which the Company incurred OTTI were securities previously written down in September 2008.  The Company incurred a realized loss of $603,000 on these securities in the quarter ended June 30, 2009.  The Company had recognized an increase from the cumulative effect of the adoption of FAS 115-2 of $387,000, net of tax, which is included in retained earnings.

•
Non-agency mortgage backed securities declined $36 million from increased repayments in the second quarter of 2009. With the sale of $47 million of option arms our exposure to non-agency mortgage-backed securities declined $83 million in the quarter and $101 million since December 31, 2008.

Deposits. At June 30, 2009, deposits, including custodial escrow balances, increased $122 million to $1.90 billion, as compared with $1.78 billion at March 31, 2009. Community bank deposits increased $58 million, or 25%, in the second quarter of 2009 to $292 million at June 30, 2009, versus $234 million at March 31, 2009. During the second quarter of 2009, retail deposits increased as a result of successful marketing efforts which resulted in higher money market account balances and certificates of deposit.

Capital. At June 30, 2009, the Company’s equity leverage ratio was 5.35% compared with 4.69% at March 31, 2009. The increase in the leverage ratio was principally the result of the gain on sale of UW Trust assets. The Bank’s Ttier-1 core capital, total risk-based and Tier-1 risk-based capital ratios are approximately 7.21%, 10.17% and 9.08%, respectively,  at June 30, 2009, all of which are in excess of regulatory requirements of 5%, 10% and 6%, respectively.

Sale of UW Trust Assets.  On June 27, 2009, the Company closed the sale by its wholly owned subsidiary, UW Trust Company, (formerly called Sterling Trust Company) of certain of its assets to Equity Trust Company and a newly formed administrative services company affiliated with Equity Trust Company (together, the “Buyer”) for $61.4 million. The Buyer paid 25% of the purchase price in cash at closing and the remainder through a purchase money note.  The purchase money note has a term of seven years, bears interest at the prime rate, as adjusted from time to time, and is subject to certain floors and ceilings on the rate.  The purchase money note requires equal monthly payments of principal plus accrued interest for the next seven years and may be prepaid at any time.  The after tax gain from the asset sale transaction was $36.1 million, which is included in income from discontinued operations.  UW Trust paid a dividend to the Company that was comprised of both cash and the purchase money note.

Conference Call

Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 9:00 AM MDT (11:00 AM EDT) on Monday, August 10, 2009. To participate in the teleconference, please call toll-free 1-877-941-1467 (or 1-480-629-9676 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=127163.  The teleconference may include forward looking statements.

For those unable to attend, an archive of the conference call will be hosted on these websites.

About United Western Bancorp, Inc.

Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. This area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated ten to twelve community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through its wholly owned subsidiary, UW Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning our liquidity, exposure to C&D loans, management of nonperforming loans, and community bank implementation and business strategy. These statements often include terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate,” “continue,” “could,” “should,” “would,” “believe,” “intend,” “projects,” or the negative thereof or other variations thereon or comparable terminology and similar expressions.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: the successful implementation of our community banking strategies; the ability to secure, timing of, and any conditions imposed thereon of any, regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, increased competitive challenges, and expanding product and pricing pressures among financial institutions; changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development, real estate prices and other recent problems in the commercial and residential real estate markets; demand for loan products and financial services; unprecedented fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; increases in the levels of losses, customer bankruptcies, claims and assessments; the extreme levels of volatility and limited credit currently being experienced in the financial markets; changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events; legal and regulatory developments, such as changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board; our participation, or lack thereof, in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”), including without limitation the Troubled Asset Relief Program (“TARP”), and the Capital Purchase Program (the “CPP”), and the impact of such programs and related regulations on our business and on international, national, and local economic and financial markets and conditions.

Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. We do not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30, 2009	December 31, 2008
Assets
Cash and due from banks	$288,653	$22,332
Interest-earning deposits	351	548
Total cash and cash equivalents	289,004	22,880
Investment securities - available for sale, at estimated fair value	38,357	59,573
Investment securities - held to maturity, at amortized cost	443,221	498,464
Loans held for sale - at lower of cost or fair value	279,878	291,620
Loans held for investment	1,265,876	1,249,484
Allowance for credit losses	(25,520)	(16,183)
Loans held for investment, net	1,240,356	1,233,301
FHLBank stock, at cost	12,234	29,046
Mortgage servicing rights, net	8,187	9,496
Accrued interest receivable	7,787	8,973
Other receivables	29,990	15,123
Premises and equipment, net	24,730	23,364
Bank owned life insurance	25,703	25,233
Other assets, net	7,294	13,839
Deferred income taxes	11,204	24,100
Foreclosed real estate	3,920	4,417
Total assets	$2,421,865	$2,259,429

Liabilities and shareholders' equity
Liabilities:
Deposits	$1,860,090	$1,724,672
Custodial escrow balances	41,722	29,697
FHLBank borrowings	216,665	226,721
Borrowed money	118,529	119,265
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	2,282	1,140
Other liabilities	22,467	25,543
Total liabilities	2,292,197	2,157,480

Shareholders' equity:
Common stock	1	1
Additional paid-in capital	24,593	23,856
Retained earnings	107,139	100,348
Accumulated other comprehensive loss	(1,606)	(22,256)
Accumulated other comprehensive loss on HTM securities	(459)	-
Total shareholders' equity	129,668	101,949
Total liabilities and shareholders' equity	$2,421,865	$2,259,429

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008
Interest and dividend income:
Community bank loans	$15,301	$13,587	$14,342	$30,265	$27,013
Wholesale residential loans	3,793	4,970	4,699	7,869	10,613
Other loans	389	475	69	459	1,664
Investment securities	6,339	8,057	6,901	13,240	16,709
Deposits and dividends	153	405	113	266	975
Total interest and dividend income	25,975	27,494	26,124	52,099	56,974

Interest expense:
Deposits	3,470	2,453	3,283	6,752	6,164
FHLBank borrowing	2,366	3,663	2,381	4,746	7,456
Other borrowed money	1,759	1,492	1,785	3,545	3,258
Total interest expense	7,595	7,608	7,449	15,043	16,878

Net interest income before provision for credit losses	18,380	19,886	18,675	37,056	40,096
Provision for credit losses	6,278	2,132	4,181	10,459	4,023
Net interest income after provision for credit losses	12,102	17,754	14,494	26,597	36,073

Noninterest income:
Custodial, administrative and escrow services	171	249	116	287	523
Loan administration	1,038	1,202	1,157	2,195	2,658
Gain on sale of loans held for sale	331	142	48	379	324
Gain (loss) on sale of available for sale investment securities	(46,980)	-	-	(46,980)	-
Total other-than-temporary impairment losses	(892)	-	-	(892)	-
Portion of loss recognized in OCI (before taxes)	289	-	-	289	-
Net OTTI losses recognized in earnings	(603)	-	-	(603)	-

Gain on sale of investment in Matrix Financial Solutions, Inc.	-	-	3,567	3,567	-
Other	642	629	811	1,453	1,254
Total noninterest income	(45,401)	2,222	5,699	(39,702)	4,759

Noninterest expense:
Compensation and employee benefits	6,554	6,127	6,255	12,809	12,388
Subaccounting fees	3,983	4,485	3,440	7,423	9,700
Amortization of mortgage servicing rights	587	672	795	1,382	1,381
Lower of cost or fair value adjustment on loans held for sale	252	154	(577)	(325)	565
Occupancy and equipment	823	559	792	1,615	1,208
Postage and communication	247	228	223	470	439
Professional fees	944	640	1,096	2,040	1,152
Mortgage servicing rights subservicing fees	344	457	368	711	898
Other general and administrative	6,065	2,378	2,763	8,828	4,157
Total noninterest expense	19,799	15,700	15,155	34,953	31,888

(Loss) income from continuing operations before income taxes	(53,098)	4,276	5,038	(48,058)	8,944
Income tax (benefit) provision	(19,360)	1,281	1,553	(17,807)	2,676
(Loss) income from continuing operations	(33,738)	2,995	3,485	(30,251)	6,268

Discontinued operations:
Income (loss) from operations, net of income tax provision (benefit) of $20,727, $39, ($107), $20,620, and $89, respectively	37,736	70	(209)	37,525	160
Net Income	$3,998	$3,065	$3,276	$7,274	$6,428

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	Six Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets
Community bank loans:
Commercial real estate	$381,520	$11,138	5.89%	$257,957	$8,728	6.80%
Construction and development	386,639	9,390	4.90	290,208	9,137	6.33
Originated SBA loans	144,049	3,973	5.56	100,901	3,999	7.97
Multi-family	49,211	1,203	4.89	50,497	1,602	6.34
Commercial	108,905	3,048	5.64	101,641	3,386	6.70
Consumer and other loans	59,769	1,513	5.10	6,249	161	5.18
Total community bank loans	1,130,093	30,265	5.40%	807,453	27,013	6.73%

Wholesale assets:
Residential mortgage loans	323,305	7,869	4.87	400,833	10,613	5.30
Purchased SBA loans and securities	132,428	998	1.52	168,151	2,896	3.46
Mortgage-backed securities	485,315	12,701	5.23	591,105	15,477	5.24
Total wholesale assets	941,048	21,568	4.58%	1,160,089	28,986	5.00%

Interest-earning deposits	93,443	79	0.17	17,128	231	2.67
FHLBank stock	28,437	187	1.33	39,860	744	3.75
Total interest-earning assets	2,193,021	$52,099	4.77%	2,024,530	$56,974	5.64%

Non-interest earning assets
Cash	36,714			18,315
Allowance for credit losses	(21,769)			(11,378)
Premises and equipment	26,798			19,500
Other assets	95,404			81,956
Total non-interest bearing assets	137,147			108,393
Total assets	$2,330,168			$2,132,923

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Passbook accounts	$342	$-	0.24%	$254	$1	0.82%
Money market and NOW accounts	1,425,705	3,813	0.54	1,162,272	5,571	0.96
Certificates of deposit	176,210	2,939	3.36	29,372	592	4.05
FHLBank borrowings	220,512	4,746	4.28	416,145	7,456	3.54
Repurchase agreements	79,870	1,820	4.53	77,509	1,478	3.77
Borrowed money and junior subordinated debentures	69,436	1,725	4.94	51,450	1,780	6.84
Total interest-bearing liabilities	1,972,075	15,043	1.53%	1,737,002	16,878	1.93%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	226,889			259,470
Other liabilities	22,459			21,525
Total non-interest bearing liabilities	249,348			280,995
Shareholders' equity	108,745			114,926
Total liabilities and shareholders' equity	$2,330,168			$2,132,923

Net interest income before provision for credit losses		$37,056			$40,096
Interest rate spread			3.24%			3.71%
Net interest margin			3.40%			3.99%
Ratio of average interest-earning assets to average interest-bearing liabilities			111.20%			116.55%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	Three Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets
Community bank loans:
Commercial real estate	$373,633	$5,523	5.93%	$286,604	$4,718	6.62%
Construction and development	387,275	4,760	4.93	299,432	4,351	5.84
Originated SBA loans	150,053	2,083	5.57	102,589	1,903	7.46
Multi-family	48,800	572	4.69	51,841	784	6.05
Commercial	104,343	1,502	5.77	112,025	1,742	6.25
Consumer and other loans	67,495	861	5.12	7,457	89	4.80
Total community bank loans	1,131,599	15,301	5.42	859,948	13,587	6.35

Wholesale assets:
Residential mortgage loans	314,005	3,793	4.83	381,762	4,970	5.21
Purchased SBA loans and securities	128,551	662	2.07	162,120	926	2.30
Mortgage-backed securities	472,651	6,066	5.13	583,533	7,606	5.21
Total wholesale assets	915,207	10,521	4.60%	1,127,415	13,502	4.79%

Interest-earning deposits	144,839	60	0.16	14,958	75	1.98
FHLBank stock	27,834	93	1.34	39,802	330	3.33
Total interest-earning assets	2,219,479	$25,975	4.69%	2,042,123	$27,494	5.40%

Non-interest earning assets
Cash	48,407			18,600
Allowance for credit losses	(23,412)			(12,138)
Premises and equipment	27,120			20,676
Other assets	94,982			82,835
Total non-interest bearing assets	147,097			109,973
Total assets	$2,366,576			$2,152,096

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Passbook accounts	$357	$-	0.24%	$274	$1	0.79%
Money market and NOW accounts	1,451,845	1,848	0.51	1,170,455	2,189	0.75
Certificates of deposit	201,332	1,622	3.23	27,305	263	3.87
FHLBank borrowings	216,674	2,366	4.32	440,110	3,663	3.29
Repurchase agreements	79,541	915	4.55	78,346	629	3.18
Borrowed money and junior subordinated debentures	70,420	844	4.74	51,458	863	6.63
Total interest-bearing liabilities	2,020,169	7,595	1.50%	1,767,948	7,608	1.71%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	210,149			247,729
Other liabilities	23,314			22,531
Total non-interest bearing liabilities	233,463			270,260
Shareholders' equity	112,944			113,888
Total liabilities and shareholders' equity	$2,366,576			$2,152,096

Net interest income before provision for credit losses		$18,380			$19,886
Interest rate spread			3.19%			3.69%
Net interest margin			3.32%			3.92%
Ratio of average interest-earning assets to average interest-bearing liabilities			109.87%			115.51%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008

Income from continuing operations per share - basic	$(4.71)	$0.41	$0.48	$(4.23)	$0.86
Income from continuing operations per share - assuming dilution	$(4.71)	$0.41	$0.48	$(4.23)	$0.86

Income from discontinued operations per share - basic	$5.26	$0.01	$(0.03)	$5.23	$0.02
Income from discontinued operations per share - assuming dilution	$5.26	$0.01	$(0.03)	$5.23	$0.02

Net income per share - basic	$0.55	$0.42	$0.45	$1.00	$0.88
Net income - assuming dilution	$0.55	$0.42	$0.45	$1.00	$0.88

Weighted average shares – basic and diluted	7,182,516	7,198,357	7,156,234	7,169,446	7,207,878
Number of shares outstanding at end of period	7,341,827	7,221,723	7,253,113	7,341,827	7,221,723

Operating Ratios & Other Selected Data (1)
Return of average equity	NM	10.52%	6.70%	NM	10.91%
Operating efficiency ratios (3)	NM	67.98%	58.92%	NM	68.01%
Book value per share (end of period)	$17.66	$14.34	$14.76	$17.66	$14.34
Yield on assets	4.69%	5.40%	4.86%	4.77%	5.64%
Cost of liabilities	1.50%	1.71%	1.56%	1.53%	1.93%
Net interest margin (2)	3.32%	3.92%	3.48%	3.40%	3.99%

Asset Quality Information (1)
Community bank allowance for credit losses	$24,564	$11,064	$19,152	$24,564	$11,064
Allowance to community bank loans(4)	2.26%	1.30%	1.86%	2.26%	1.30%
Residential allowance for credit losses	$917	$650	$893	$917	$650
Allowance to residential loans(4)	0.90%	0.47%	0.76%	0.90%	0.47%
Allowance for credit losses	$25,520	$11,762	$20,084	$25,520	$11,762
Allowance for credit losses to total loans(4)	2.02%	1.08%	1.64%	2.02%	1.08%
Community bank net charge offs (4)	$842	$15	$280	$1,122	$67
Residential net charge offs (4)	-	48	-	-	194
Commercial nonaccrual loans (4)	24,458	3,936	18,905	24,458	3,936
Residential nonaccrual loans (4)	3,867	1,490	3,804	3,867	1,490
Commercial guaranteed nonaccrual loans(4)	101	132	299	101	132
Nonaccrual loans held for investment	28,426	6,794	23,799	28,426	6,794
Nonaccrual loans held for sale	10,360	6,211	14,629	10,360	6,211
Real estate owned	3,920	2,579	3,752	3,920	2,579
Total nonaccrual assets and REO	42,706	15,584	42,180	42,706	15,584
Total residential loans allowance to nonaccrual residential loans (4)	23.71%	43.62%	23.48%	23.71%	43.62%
Ratio of allowance for credit losses to total nonaccrual loans	89.78%	173.12%	84.39%	89.78%	173.12%
Total nonaccrual residential loans to total residential loans (4)	3.80%	1.08%	3.23%	3.80%	1.08%
Total nonaccrual commercial loans to total commercial loans (4)	2.26%	0.48%	1.86%	2.26%	0.48%
Total nonaccrual assets and REO to total assets	1.34%	0.43%	1.21%	1.34%	0.43%

NM - Not Meaningful
(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.  Such ratios are not meaningful for the quarter and six months ended June 30, 2009 due to the loss on sale of available for sale investment securities.

(4) Excludes loans held for sale.
(5) Return on average equity is not meaningful for the quarter and six months ended June 30, 2009 due to the loss on sale of available for sale investment securities.

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS DISCLOSURE
(Unaudited)
(Dollars in thousands)

Appendix I
	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008
(Loss) income from continuing operations	$(33,738)	$2,995	$3,485	$(30,251)	$6,268
Income tax (benefit) expense	(19,360)	1,281	1,553	(17,807)	2,676
(Loss) income from continuing operations before taxes	(53,098)	4,276	5,038	(48,058)	8,944
Provision for credit losses	6,278	2,132	4,181	10,459	4,023
Loss on securities	46,980	-	-	46,980	-
Loss on disposition of legacy assets owned by non-core subsidiary	1,785	-	-	1,785	-
Loss at UWBK Colorado Fund	672	-	-	672	-
FDIC Special Assessment	1,080	-	-	1,080	-
OTTI losses	603	-	-	603	-
Gain on sale of investment (1)	-	-	(3,567)	(3,567)	-

Adjusted core earnings	$4,300	$6,408	$5,652	$9,954	$12,967

Adjusted core earnings (earnings before income taxes, provision for credit losses, loss on securities, loss on disposition of legacy assets owned by non-core subsidiary, loss at UWBK Colorado Fund, FDIC special assessment, OTTI losses and gain on sale of investment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to generate core earnings from operations.  The Company presents adjusted core earnings as it believes that it provides useful information to both management and investors by excluding specific revenues, costs and expenses that the Company believes are not indicative of core operating results.  The presentation of adjusted core earnings should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.  The reconciliation set forth above is provided in accordance with Regulation G and reconciles (loss) income from continuing operations with adjusted core earnings.  This may not be comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.  Adjusted core earnings is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

(1) Represents nonrecurring gain on sale of investment in first quarter of 2009.